Senior Executive’s Employment Agreement

This Senior Executive’s Employment Agreement (the “Agreement”) is entered into by and among the individual more particularly described in exhibit 0.1 annexed hereto and made a part hereof (the “Senior Executive”) and Puget Technologies, Inc., a publicly held Nevada corporation subject to reporting requirements under the Securities Exchange Act of 1934, as amended pursuant to Sections 13 and 15(d) thereof (“Puget” and the “Exchange Act,” respectively), Puget and the Senior Executive being sometimes hereinafter collectively to as the “Parties” or generically as a “Party”.

Preamble:

Whereas, Puget is in the midst of a complex acquisition program and requires the services of talented, diligent, loyal and competent senior executives to supplement and eventually replace its current management; and

Whereas, the Senior Executive has the background disclosed on exhibit 0.2 annexed hereto and made a part hereof (the “Senior Executive’s Qualifications”); and

Whereas, Puget desires to retain the Senior Executive for the purposes described in exhibit 0.3 annexed hereto and made a part hereof (the “Senior Executive’s Services”); and

Whereas, the Senior Executive is agreeable to serving as a Puget Senior Executive on the terms and conditions hereinafter set forth:

Now, therefore, in consideration of the mutual promises, covenants and agreements hereby exchanged, as well as of the sum of ten ($10.00) Dollars and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Witnesseth:

Article One: Term, Renewals, Earlier Termination

1.1    Term.

Subject to the provisions set forth herein, the term of the Senior Executive’s retainment hereunder will be deemed to commence on the first business day following execution of this Agreement by all Parties hereto and continue until the close of business on the 1,826th day thereafter, unless extended or earlier terminated by either Party as hereinafter set forth and subject to the extended confidentiality and non-competition provisions hereinafter set forth.

1.2    Renewals.

This Agreement will be renewed automatically, after expiration of the original term, on a continuing annual basis, unless the Party wishing not to renew this Agreement provides the other Party with written notice of its election not to renew (“Termination Election Notice”) on or before the 30th day prior to termination of the then current term.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

1.3    Earlier Termination by Puget.

Puget will have the right to terminate this Agreement prior to the expiration of its Term, or of any renewals thereof, subject to the provisions of Section 1.5, with no compensation owing beyond Senior Executive’s last day of employment, for the following reasons:

(a)          For Cause:

(1)	Puget may terminate the Senior Executive’s retainment under this Agreement at any time for cause.

(2)	Such termination will be evidenced by written notice thereof to the Senior Executive, which notice will specify the cause for termination.

(3)	For purposes hereof, the term “cause” will mean:

(A)	The inability of the Senior Executive, through sickness or other incapacity, to discharge his, her or its duties under this Agreement for 60 or more consecutive days, or for a total of 60 or more days, in a period of twelve consecutive months;

(B)	The refusal of the Senior Executive to follow the lawful directions of Puget’s board of directors, president or other superior officers;

(C)	Dishonesty; theft; or conviction of a crime involving moral turpitude;

(D)	Material default in the performance by the Senior Executive of his, her or its obligations, services or duties required under this Agreement (other than for illness or incapacity) or materially breach of any provision of this Agreement, which default or breach has continued for five days without cure after written notice of such default or breach.

(b)         Discontinuance of Business:

In the event that Puget discontinues operating its business, this Agreement will terminate as of the last day of the month on which it ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof; provided, however, that neither a change in control (defined as the sale or transfer of fifty (50) percent or more of Puget’s stock) nor a reorganization of Puget will be deemed a termination of their respective business.

(c)          Death:

This Agreement will terminate immediately on the death of the Senior Executive; however, all accrued compensation at such time will be promptly paid to the Senior Executive’s estate.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

1.4    Earlier Termination by Senior Executive.

Senior Executive will have the right to terminate this Agreement prior to the expiration of its Term, or of any renewals thereof, subject to the provisions of Section 1.5, with no compensation owing beyond Senior Executive’s last day of employment, for the following reasons:

(a)	For Good Reason:

(1)	Senior Executive may terminate this Agreement at any time for good reason.

(2)	Such termination will be evidenced by written notice thereof from the Senior Executive, which notice will specify the good reason for termination.

(3)	For purposes hereof, the term “good reason” will mean:

(A)	A change in the principal place of business of Puget such that Senior Executive is required to move out of Sarasota County, Florida in order to perform the obligations required of Senior Executive under this Agreement;

(C)	A material diminution in either Senior Executive’s position (without regard to title) or the duties and responsibilities assigned to Senior Executive; and

(D)	Material default in the performance by Puget of its obligations, services or duties required under this Agreement or material breach of any provision of this Agreement.

1.5    Final Settlement.

Upon termination or non-renewal of this Agreement for any reason, and after full payment to the Senior Executive of all amounts due him, her or it hereunder, the Senior Executive or his, her or its representative will execute and deliver to Puget on a form prepared by Puget, a receipt for such sums and a release of all claims and forthwith tender to the terminating entity all records, manuals and written procedures, as may be desired by it for the continued conduct of its business.

Article Two: Scope of Employment

2.1    Retention.

Puget hereby hires the Senior Executive and the Senior Executive hereby accepts such retainment, in accordance with the terms, provisions and conditions of this Agreement and the exhibits appurtenant hereto.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

2.2    General Description of Duties.

The Senior Executive’s initial hierarchal position and duties are more particularly described on exhibit 2.2 annexed hereto and made a part hereof (the “Position and Duties”), subject to modification, promotion, etc., as Puget, with the consent of Puget, deems appropriate.

2.3    Status.

(a)	The Senior Executive will serve in the role and subject to the specifications and limitations on authority described in exhibit 2.3 annexed hereto and made a part hereof (the “Scope of Retention”).

(b)	The Senior Executive hereby covenants and agrees that he, she or it will not hold himself, herself or itself out as an authorized agent of Puget unless such authority is specifically assigned to him, her or it, either generally or on a case by case basis by the board of directors of Puget, pursuant to a duly adopted resolution which remains in effect.

(c)	The Senior Executive hereby represents and warrants to Puget that he, she or it is subject to no legal, self-regulatory organization (e.g., Financial Industry Regulatory Authority bylaws, rules or regulations) or regulatory impediments to the provision of the services called for by this Agreement or to receipt of the compensation called for under this Agreement or any supplements hereto; and, the Senior Executive hereby irrevocably covenants and agrees to immediately bring to the attention of Puget any facts required to make the foregoing representation and warranty continuingly accurate throughout the term of this Agreement, or any supplements or extensions thereof.

2.4    Exclusivity.

Except as permitted in exhibit 2.4, the Senior Executive will devote his, her or its business time exclusively to matters involving Puget.

2.5    Limitations on Services

(a)	The Parties recognize that certain responsibilities and obligations are imposed on Puget, by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the Financial Industry Regulatory Authority, in house “due diligence” or “compliance” departments of Licensed Securities Firms, etc.; accordingly, the Senior Executive agrees that he, she or it will not:

(1)	Release any financial or other material information or data about Puget without the prior written consent and approval of Puget’s general counsel;

(2)	Conduct any meetings with financial analysts without informing Puget’s general counsel and board of directors in advance of the proposed meeting and the format or agenda of such meeting;

(3)	Release any information or data about Puget to any selected or limited person(s), entity, or group if the Senior Executive is aware that such information or data has not been generally released or promulgated.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

(b)	In any circumstances where the Senior Executive is describing the securities of Puget to a third party, the Senior Executive will disclose to such person any compensation received from Puget to the extent required under any applicable laws, including, without limitation, Section 17(b) of the Securities Act of 1933, as amended.

(c)	In rendering his, her or its services, the Senior Executive will not disclose to any third party any confidential nonpublic information furnished by Puget or otherwise obtained by it with respect to Puget, unless authorized by Puget’s board of directors or permissible under applicable law and subject to binding agreements restricting divulgence thereof.

(d)	The Senior Executive will restrict or cease, as directed by Puget, all efforts on behalf of Puget, including all dissemination of information regarding Puget, immediately upon receipt of instructions (in writing by email or letter) to that effect from Puget.

(e)	If the Senior Executive learns of any pending public securities offering to be made or expected to be by made Puget, the Senior Executive will immediately cease any public relations activities on behalf of Puget until receipt of written instructions from Puget’s general counsel as to how to proceed, and thereafter will proceed only in accordance with such written instructions.

(f)	The Senior Executive will not take any action which would in any way adversely affect the reputation, standing or prospects of Puget or which would cause Puget to be in violation of applicable laws.

Article Three: Compensation

3.1    Compensation.

As consideration for the Senior Executive’s services to Puget the Senior Executive will be entitled to the compensation set forth in exhibit 3.1.

3.2    Benefits

The Senior Executive will be entitled:

(a)	To such vacation (Puget’s current vacation policy is to provide senior employees with two weeks paid vacation per year), medical and other employee benefits as Puget may offer to Senior Executives from time to time, subject to applicable eligibility requirements and subject to Puget’s right to make any modifications to its benefits as it may from time to time deem appropriate;

(b)	To participate and to enroll in Puget’s major medical plan, if and when offered, at coverage and contribution levels commensurate with other Senior Executives on the first entry date following the commencement of retainment;

(c)	To participate in Puget’s officers and directors insurance plan and key man insurance when and if Puget decides to initiate such coverage;

(d)	To participate in Puget retirement plans and contributions to personal retirement plans in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

(e)	To participate in Puget’s senior executive cash and qualified stock option plan; and

(f)	To reimbursement for authorized out of pocket expenses for any ordinary and necessary business and professional expenses incurred on behalf of Puget but only if the expenses are adequately substantiated as required by Puget’s then applicable policies on expense reimbursements.

3.3    Contingent Compensation

In addition to the compensation described above and in Section 3.1 (unless comparable compensation is provided for under the terms of a separate employment or consulting agreement) and subject to applicable legal restrictions based on licensing and other requirements:

(A)	In the event that the Senior Executive arranges or provides funding for Puget on terms more beneficial than those reflected in Puget’s current principal financing agreements, copies of which are included among Puget’s records available through the SEC’s EDGAR web site, the Senior Executive shall be entitled, at its election, to either:

(1)	A fee equal to 5% of such savings, on a continuing basis;

(2)	If equity funding is provided through the Senior Executive or any of his Affiliates, a discount of 5% from the bid price for the subject equity securities, if they are issuable as free trading securities, or, a discount of 25% from the bid price for the subject equity securities, if they are issuable as restricted securities (as the term restricted is used for purposes of SEC Rule 144); or

(3)	If equity funding is arranged for Puget by the Senior Executive and Puget is not obligated to pay any other source compensation in conjunction therewith, other than the normal commissions charged by broker dealers in securities in compliance with the compensation guidelines of the Financial Industry Regulatory Authority, Inc., the Senior Executive shall be entitled to a bonus in a sum equal to 5% of the net proceeds of such funding.

(B)	In the event that the Senior Executive generates business for Puget, then, the Senior Executive shall be entitled to a commission equal to 5% of the net income derived by Puget therefrom, on a continuing basis.

3.4    Indemnification.

Puget will defend, indemnify and hold the Senior Executive harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly, therewith (e.g., legal fees, court costs, investigative costs, witness fees, etc.) resulting from any reasonable actions taken in good faith on behalf of Puget, Puget, their affiliates or for other persons or entities at the request of the board of directors of Puget, to the fullest extent legally permitted, and in conjunction therewith, will assure that all required expenditures are made in a manner making it unnecessary for the Senior Executive to incur any out of pocket expenses; provided, however, that the Senior Executive permits Puget to select and supervise all personnel involved in such defense and that the Senior Executive waives any conflicts of interest that such personnel may have as a result of also representing Puget, Puget, their stockholders or other personnel and agrees to hold them harmless from any matters involving such representation, except such as involve fraud or bad faith.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

Article Four: Special Covenants

4.1    Confidentiality.

The Senior Executive acknowledges that, in and as a result of his, her or its retainment hereunder, he, she or it will be developing for Puget, making use of, acquiring and/or adding to, confidential information of special and unique nature and value relating to such matters as Puget’s trade secrets, systems, procedures, manuals, confidential reports, personnel resources, strategic and tactical plans, advisors, clients, patients, investors and funders; consequently, as material inducement to the entry into this Agreement by Puget, the Senior Executive hereby covenants and agrees that he, she or it will not, at any time during or following the terms of his, her or its retainment hereunder and for a period of two years thereafter, directly or indirectly, personally use, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him, her or it as a result of his, her or its retainment by Puget or Puget’s affiliates.

4.2    Intellectual Property.

(a)	It is further agreed and understood that all intellectual property within the scope of Puget’s business or contemplated business created, designed or developed in whole or in part by the Senior Executive during his, her or its retainment by Puget’s will be for the benefit of Puget which will own all right, title and interest to those properties in perpetuity.

(b)	Puget will own all right, title and interest in perpetuity to the results of the Senior Executive’s services as a service provider and to all types of practical and/or artistic materials and intellectual properties which are, in whole or in part, brought to, created, developed or produced by the Senior Executive during the retainment term and which are suggested by or related to his, her or its retainment hereunder or any activities to which he, she or it is assigned, and he, she or it will not have any claim to have any right, title or interest herein of any kind or nature.

(c)	The Senior Executive will execute assignments or other documents assigning to Puget all his, her or its rights in any invention developed and any patent, trademark, tradename or other intellectual property applications or resulting patents, trademarks, tradenames or other intellectual property applications with Puget retaining title thereto.

(d)	If Puget decides that it does not wish to participate in the ownership, development, marketing or use of any related intellectual property it may, by subscribed and written prior agreement, formally relinquish any such right on a case by case basis and the Senior Executive will then be free to dispose of the invention or intellectual property as he, she or it wishes under the following condition; in the event that the Senior Executive receives a bona fide, verifiable offer from a third party for the use or acquisition of the subject invention or intellectual property, Puget will have 30 business days to notify the Senior Executive of its decision to reacquire the right to own and develop such property under the terms materially similar to those reflected in the third party offer.

(e)	Notwithstanding the foregoing, if Puget has not developed the intellectual property described above within three years following its development, creation or assignment, then such intellectual property will revert to the Senior Executive with Puget retaining the 10% royalty interest therein described above with reference to the Senior Executive.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

4.3    Competition and Circumvention

The Senior Executive may not, during the term of this Agreement and any renewals thereof, and for a period of two years following its termination refer any business opportunities within the scope of Puget’s business to any other person. Senior Executive acknowledges that he or she is subject to the judicially and statutorily developed “partnership opportunities doctrine”, as though he, she or it was a partner of Puget rather than merely a service provider.

4.4    Special & Cumulative Remedies.

In view of the irreparable harm and damage which would undoubtedly occur to Puget as a result of a breach by the Senior Executive of the covenants or agreements contained in this Article Four and in view of the lack of an adequate remedy at law to protect Puget’s interests, the Senior Executive hereby covenants and agrees that Puget will have the following additional rights and remedies in the event of a breach hereof:

(a)	The Senior Executive hereby consents to the issuance of a permanent injunction enjoining him, her or it from any violations of the covenants set forth in this Article Four; and

(b)	Because it is impossible to ascertain or estimate the entire or exact cost, damage or injury which Puget may sustain prior to the effective enforcement of such injunction, the Senior Executive hereby covenants and agrees to pay over to Puget, as the case may be, in the event he, she or it violates the covenants and agreements contained in this Article Four, the greater of:

(1)	Any payment or compensation of any kind received by him, her or it because of such violation before the issuance of such injunction, or

(2)	The sum of One Thousand ($1,000.00) Dollars per violation, which sum will be liquidated damages, and not a penalty, for the injuries suffered by Puget as a result of such violation, the Parties hereto agreeing that such liquidated damages are not intended as the exclusive remedy available to Puget for any breach of the covenants and agreements contained in this Article Four prior to the issuance of such injunction, the Parties recognizing that the only adequate remedy to protect Puget from the injury caused by such breaches would be injunctive relief.

(c)	The Senior Executive hereby irrevocably agrees that the remedies described in this Article Four will be in addition to, and not in limitation of, any of the rights or remedies to which Puget is or may be entitled to, whether at law or in equity, under or pursuant to this Agreement.

4.5    Acknowledgment of Reasonableness.

(a)	The Senior Executive hereby represents, warrants and acknowledges that he, she or it has carefully read and considered the provisions of this Article Four and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Puget and Puget, their officers, directors and other employees; consequently, in the event that any of the above described restrictions will be held unenforceable by any court of competent jurisdiction, the Senior Executive hereby covenants, agrees and directs such court to substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, the Senior Executive hereby covenants and agrees that if so modified, the covenants contained in this Article Four will be as fully enforceable as if they had been set forth herein directly by the Parties.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

(b)	In determining the nature of this limitation, the Senior Executive hereby acknowledges, covenants and agrees that it is the intent of the Parties that a court adjudicating a dispute arising hereunder recognize that the Parties desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

4.6    Unauthorized Acts.

The Senior Executive hereby covenants and agrees that he, she or it will not do any act or incur any obligation on behalf of Puget of any kind whatsoever, except as authorized by the board of directors of the subject entity or by its stockholders pursuant to duly adopted stockholder action.

4.7    Covenant not to Disparage

The Senior Executive hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he, she or it will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about Puget, Puget, their constituent members, officers, directors, stockholders, employees, agents or affiliates, whether related to the business of Puget, to other business or financial matters or to personal matters. Similarly, Puget hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, it will refrain, and direct all Puget executives to refrain, from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about Senior Executive.

Article Five: Miscellaneous

5.1    Notices.

(a)	All notices, demands or other communications hereunder will be in writing, and unless otherwise provided, will be deemed to have been duly given on the first business day after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(1)	To the Senior Executive: as indicated on exhibit 5.1(a)(1) annexed hereto and made a part hereof;

(2)	To Puget: Puget Technologies, Inc., 1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; +1 561 2108535; info@pugettechnologies.com, Attention Hermann Burckhardt

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

or such other address or to such other person as any Party will designate to the other for such purpose in the manner hereinafter set forth.

(b)	(1)	The Parties acknowledge that personnel associated with Qest Consulting Group, Inc., a Colorado corporation and Affiliate of Puget which serves as a strategic planning consultant to Puget (“Qest”) acted as scrivener for the Parties in this transaction but that Qest is not a law firm nor an agency subject to any professional regulation or oversight.

(2)	Because of the inherent conflict of interests involved, Qest has advised all of the Parties to retain independent legal, tax and accounting counsel to review this Agreement and its exhibits and incorporated materials on their behalf.

5.2    Amendment.

(a)	No modification, waiver, amendment, discharge or change of this Agreement will be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

(b)	This Agreement may not be modified without the consent of a majority in interest of Puget’s equity holders.

5.3    Merger.

(a)	This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.

(b)	All prior agreements whether written or oral, are merged herein and will be of no force or effect.

5.4    Survival.

The several representations, warranties and covenants of the Parties contained herein will survive the execution hereof and will be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

5.5    Severability.

If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance will be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, will not be effected thereby.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

5.6    Governing Law and Venue.

This Agreement will be construed in accordance with the laws of the State of Florida without regard to the conflicts of law provisions thereof and that any proceeding arising between the Parties in any matter pertaining or related to this Agreement will, to the extent permitted by law, be held in Palm Beach County, Florida.

5.7    Litigation.

(a)	In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

(b)	In the event of any dispute arising under this Agreement, or the negotiation thereof or inducements to enter into the Agreement, the dispute will, at the request of any Party, be exclusively resolved through the following procedures:

(1)	(A)	First, the issue will be submitted to mediation before a mediation service in Palm Beach County, Florida, to be selected by lot from six alternatives to be provided as follows: three by Puget and three by the Senior Executive; and

(B)	The mediation efforts will be concluded within ten business days after their initiation unless the Parties unanimously agree to an extended mediation period;

(2)	In the event that mediation does not lead to a resolution of the dispute then at the request of any Party, the Parties will submit the dispute to binding arbitration before an arbitration service located in Palm Beach County, Florida to be selected by lot from six alternatives to be provided as follows: three by Puget and three by the Senior Executive.

(3)	(A)	Expenses of mediation will be borne by Puget, if successful.

(B)	Expenses of mediation, if unsuccessful, and of arbitration will be borne by the Party or Parties against whom the arbitration decision is rendered.

(C)	If the terms of the arbitral award do not establish a prevailing Party, then the expenses of unsuccessful mediation and arbitration will be borne equally by the Parties.

5.8    Benefit of Agreement.

(a)	This Agreement may not be assigned by the Senior Executive without the prior written consent of Puget and Puget.

(b)	Subject to the restrictions on transferability and assignment contained herein, the terms and provisions of this Agreement will be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representative, estate, heirs and legatees.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

5.9    Captions.

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

5.10  Number and Gender.

All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

5.11  Further Assurances.

The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed or acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, recipes, records and other documents, as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

5.12  Status.

Nothing in this Agreement will be construed or will constitute a partnership, joint venture, agency, or lessor lessee relationship; but, rather, the relationship established hereby is that set forth on exhibits 2.2 through 2.4 annexed hereto and made a part hereof.

5.13  Counterparts.

(a) This Agreement may be executed in any number of counterparts.

(b)	Execution by exchange of electronic transmission will be deemed legally sufficient to bind the signatory; however, the Parties will, for aesthetic purposes, prepare a fully executed original version of this Agreement, which will be the document filed by Puget, if required, with the Securities and Exchange Commission.

5.14  License.

(a)	This form of agreement is the property of Qest and the use hereof by the Parties is authorized hereby solely for purposes of this transaction.

(b)	The use of this form of agreement or of any derivation thereof without Qest’s prior written permission is prohibited.

(c)	This Agreement will not be more strictly interpreted against any Party as a result of its authorship.

In Witness Whereof, the Parties have executed this Agreement, effective as of the last date set forth below.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

Signed, Sealed & Delivered In Our Presence		Senior Executive

/s/Karen Lynn Fordham/s/

Dated:

Puget Technologies, Inc.

		By:	//s/Hermann Burckhardt/s/
, President
Hermann Burckhardt, President
Dated:	{Corporate Seal}
Attest: /s/Thomas Jaspers/s/

Thomas Jaspers, Secretary

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

Exhibit:

Responsive Details

0.1 Senior Executive’s full name—-Karen Lynn Fordham

0.2 Senior Executive’s background—Karen Fordham is an accomplished healthcare executive and leader of change with more than 20 years of diverse experience specializing in operations, service line development, strategic planning, physician recruitment, process improvement and financial management for large organizations.

She has been running her own healthcare consulting company for the last 4 years, supporting physicians and healthcare companies across the country. In conjunction with her own company, she most recently served as the Market CEO for the Eastern United States at a national Multi-specialty Organization, where she acted as the primary architect and executor of the revenue strategy across health system verticals, and identified and executed on new market and new product opportunities. She was responsible for identifying and forming strategic partnerships that would advance the company’s growth agenda and market position.

For much of the past decade, Karen operated hospital facilities comprised of inpatient and outpatient mental health services as well as inpatient acute care and outpatient physician clinics in Detroit, Indiana, and Florida. She has demonstrated the acumen necessary for business growth in a highly competitive climate, while maintaining quality care. Her innovative thinking helped improve quality scores within the organizations she has served, which in turn resulted in financial success as well.

Karen has been deeply involved in the communities where she lives and works, a commitment she continues as she currently sits on the boards of Tidewell Hospice, Venice Chamber of Commerce, CareSuites, and Avidity Home Health Care. Among her many accomplishments, Karen was awarded Detroit Crain’s Business Top 40 under 40 in 2014 for her innovative idea of engaging the community to help the organization build a pediatric unit, an award few healthcare executives have ever achieved. Largely because of her volunteer work, Karen was selected as part of the 2014 Esteemed Women of Michigan. Nominees are those who have made extraordinary contributions through personal, volunteer, and professional avenues, which have improved Michigan communities and inspired others in the state. In 2019, Karen was recognized as a Top 40 Business Professional by the Venice Gondolier, and by SRQ Media as a Women in Business nominee.

0.3 Senior Executive’s services — The Chief Executive Officer will report to the Board of Directors and is in charged with enhancing the value of the company which includes maximizing the share price, market share, revenues, facilitating mergers and acquisitions, and identifying new business development opportunities.

2.2 Senior Executive’s initial hierarchal position and duties—Chief Executive Officer

The Chief Executive Officer of Puget Technologies, Inc is responsible for all day-to-day operations of the organization. The position is accountable for planning, organizing, and directing the organization to ensure that the financial integrity of the company is maintained. The CEO is responsible for creating an environment and culture that enables the organization to fulfill its mission by meeting or exceeding its goals, conveying the overall mission to all staff, holding staff accountable for performance, motivating staff to improve performance, recognizing and rewarding performance, and being responsible for the operation of measurement, assessment and improvement of the organization’s performance.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

The direct reports to the Chief Executive Officer currently include, but are not limited to:

Chief Legal Officer

Chief Strategy Officer

Chief Growth Officer

Chief Financial Officer

Chief Strategy Officer

Chief Information Officer

Objectives:

Establish Self as Leader of Puget Technologies, Inc: The Chief Executive Officer must be an operational and strategic leader who represents Puget Technologies with poise and polish externally in the community and at large. The Chief Executive Officer will be present at all Board meetings and participate in and/or staff board committees. He/she is expected to contribute and complement Board level discussions related to overall Puget Technologies operations.

Develop and Mentor Staff: It is expected that the Chief Executive Officer will create a strong sense of mission, direction, engagement and involvement to build credibility with and engagement of Puget Technologies Board, investors, and employees.

Develop Personal and Professional Credibility: It is essential for the CEO to embrace the organization’s value on building strong trusting relationships and credibility. This will require the CEO to be visible and engaging with the investors, the Board, community leaders and public officials. The CEO must be a key leader in their community and must be comfortable with the visibility requirements as such. This will require a keen sense of community focus and visibility.

Maintain and Improve Operations: It is imperative that the Chief Executive Officer maintain financial discipline, cost containment, and be attentive to a strong bottom line. It is expected that this individual will capitalize on the organization’s financial scorecard with appropriate metrics, assign goals to individuals and hold them accountable for delivering same. The Chief Executive Officer will look within the system and across the industry and identify best practices to ensure that Puget Technologies, Inc is at the forefront of serving their stakeholders for which they are partnered with.

Growth: The Chief Executive Officer will actively participate with executives and the board in attaining key growth strategies and increasing market share overall.

Balance the Needs of Acquired Organizations and Puget Technologies: While being focused on providing leadership for Puget Technologies, Inc, the Chief Executive Officer will also support the welfare of all of the organizations working with Puget Technologies, Inc, and work collaboratively with all constituencies to fulfill the organizations overall vision and strategy. This will require the ability to resolve complex issues that cut across organizations, departments, operating functions and institutions.

Major Responsibilities

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

Planning and Leadership

Promotes understanding of the vision of Puget Technologies, Inc and support for the organization’s positive image.

Engages in and models appropriate, ethical, professional and personal values and behavior, serving as an exemplary role model for the organization, and mirrors the organization’s vision.

Develops an organizational climate that is values driven and promotes positive relationships among the various participants (e.g., employees, Board, management, investors, community, etc.).

Provides leadership to those who work directly for the CEO in developing and implementing annual goals, objectives and strategies that fulfill the mission, increase quality, improve efficiency, improve margins and ensure exemplary financial performance.

Maintains an ongoing communication with employees to ensure that the staff is well in-formed with regard to the strategic direction of the organization.

Wherever possible, strives for standardization of policy, procedures and operations of the organization.

Financial and Operational Efficiency

Ensures a culture of accountability and continuous improvement including the identification of concrete performance measures across the organization including but not limited to, financial, operational, employee satisfaction and community service functions. The CEO will use metrics to monitor and report progress in achieving goals and objectives that fulfill the mission and vision of the organization to the Board of Directors.

Achieves short- and long-term targets related to the financial scorecard by promoting and championing operations and continuous improvement efforts.

Works with Senior Leadership Team, develops and implements the annual operating and capital budget.

Translates strategic plans and budget targets into operational action plans that guide re-source allocation and the coordination and direction of personnel.

Develops and/or implements appropriate policies and procedures to enhance efficient and effective operations and delivery of services within areas of responsibility.

Using the financial scorecard and other metrics, routinely undertakes and coordinates actions that demonstrate progressive improvement and innovation in all operational areas.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

Serves on committees, workgroups, and advisory groups that have a direct impact on Puget Technologies, Inc operations.

Goals and Objectives

The Chief Executive Officer is expected to accomplish several key objectives within the first 12 to 18 months. The following goals represent some of these challenges (not listed in order of priority).

Build solid relationships with investors, senior leadership team, Board of Directors, and others throughout the investment community. Will have gained a full understanding of the operations of Puget Technologies, Inc.

Build trust internally and externally, develop personal and professional credibility, gain respect. This will require the CEO to be visible and engaging with investors, leadership team members, the board, legislators and community leaders. Will be seen by all as a collaborative, trusted partner who understands how to balance the opportunities and responsibilities of being part of a larger organization.

In partnership with the Board and Senior Executive leadership, evaluate the strategic plan and operating goals of Puget Technologies, Inc and lead the execution of a plan for the organization to grow.

Provide clarity in the organization as to vision, strategy and direction. Prioritize goals and set direction in a collaborative manner.

Be the face of Metro Health - internally and externally. This executive will be a key leader in the community and must be comfortable with the visibility requirements as such.

The CEO will ensure the organization’s financial performance, working with the team to anticipate changes in revenue and expense structures, as well as, building contingency plans as needed.

Assess, lead, manage, support, and mentor Puget Technologies, Inc senior leadership team, while establishing clear accountabilities for each member of the executive team that are tied to the organization’s strategic plan.

Candidate Qualifications

The Puget Technologies, Inc Board has identified the following as experiences, preparation and competencies of the ideal candidate.

Education/Certification

Candidates will have an advanced degree in business, healthcare or finance administration, management, or other related fields.

Knowledge and Work Experience

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

Minimum of ten years of progressive executive level management experience

Must possess strong knowledge of finance and operations as well as strategy

Personal style – A leader with a sense of urgency; self-motivated, energetic, possessing a sense of humor. Articulate, personable and approachable. Consensus builder, who understands the perspectives of others, employs a participative, collaborative management style, respecting the dignity of all individuals.

Values fit – A mission driven individual who is seen as decisive and action oriented and who works cooperatively with other stakeholders in the decision-making and execution of key issues. Must demonstrate a commitment to the vision of Puget Technologies, Inc.

Public relations – Has a track record of building and maintaining trusting relationships. One who works well with all stakeholders; is visible, approachable and available. Communicates often and in a sincere, honest manner, and is open to new and innovative ideas. Experienced at bringing diverse groups together around a common vision.

Interpersonal skills – Inclusive, listens, seeks better relationships; accepts conflict as healthy; delegates appropriately; shares leadership and develops cross functional teams to drive results; and emphasizes accountability and results.

Integrity/loyalty – Keeps the mission of Puget Technologies, Inc in front of all decision-making; takes actions which are consistent with values; demonstrates high personal integrity. Transparency and accountability are an obvious part of his/her style and approach; he/she is an individual who is known to do what they say they will do. At the same time, the individual will have the strength and the ability to say NO when that is the appropriate answer.

Continuous learner – Encourages individual development; develops organizational processes to assist with development needs; learns from mistakes; coaches and mentors.

Entrepreneurial – Is able to respond quickly to a fast changing environment; innovative and creative; does not accept the status quo; able to visualize the dream and make it a reality.

Strategic thinker – Has an excellent understanding of the organization and its financial drivers. Is seen as an innovative, energetic team builder; one who understands business and how to move an organization to a higher level of integration, growth and quality, while always maintaining an absolute and clear focus on what’s right for the patient and the organization. Develops long-term goals; understands the external impact on strategy; seeks information and realigns actions; develops an organizational structure to ensure achievement of goals and strategy; excellent problem solving skills; uses common sense and good judgment.

Collaborative – Manages others through influence and persuasion and thrives in a matrix organizational setting.

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/

Accountability – Sets clear standards to achieve performance expectations; consistently monitors performance and checks results against expectations; maintains focus; takes corrective action; rewards achievement of results.

Continuous improvement – Always pushes for incremental improvements; takes bold initiatives to transform current practices to meet customer needs; strives for “best in class.”

Leadership style – Caring, visible, approachable; an individual who is comfortable inter-acting with people at all levels of the organization; demonstrates an excellent work ethic. A decisive, results driven style that embraces an approach in which risk taking is permitted, failure is accepted, and accountability is expected. A team leader who empowers, inspires, motivates others, and draws out their gifts and talents. Creates followership.

2.3 Senior Executive’s scope of retention: ?

2.4 Exceptions to full time obligation: any prior consulting arrangements through Top-side Strategies and board appointed positions are applicable.

3.1 Senior Executive’s compensation: CEO will receive an annual base salary of $350,000 per year to be paid bi-weekly. Salary shall begin to be earned as of August 19, 2021. The first salary payment shall be made no later than January 2, 2022 (or earlier upon the achievement of funding) and shall include all salary earned as of the date the payment is made. CEO shall also receive a one-time bonus of $100,000 no later than January 2, 2022 (or earlier upon the achievement of funding). CEO will be eligible for employee stock option plans as referenced in 3.2(e). CEO will be eligible to share in the 3% cash compensation each year to be distributed between all senior management members as determined in the sole discretion of CEO if growth goals are obtained. CEO will also be eligible for contingent compensation as outlined in 3.3.

5.1(a)(1) To the Chief Executive Officer; Karen Lynn Fordham, MBA, 5819 Palmer Ranch Parkway, Sarasota, Florida, 34238, 1-313-319-0345; karenfordham@hotmail.com, Attention: Karen L. Fordham

Please initial: Puget: _____ Senior Executive: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 1 561 2108535

info@pugettechnologies.com/ * https://pugettechnologies.com/